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                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[X] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                    American Industrial Properties REIT
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              (Name of Registrant as Specified In Its Charter)


                    American Industrial Properties REIT
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                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
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*  Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:



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                        AMERICAN INDUSTRIAL PROPERTIES

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                                     REIT
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                                                                October 25, 1994

Dear Fellow Shareholder:

     At the beginning of this year, we, as your Trust Managers, committed ourselves to two objectives for the Trust. The first objective was to improve the performance of the Trust's properties during each quarter of the year. The second was to defease the Trust's remaining Zero Coupon Notes. With property occupancies now up to 93%, we are meeting the first objective. We also believe that by year-end, based on the financing commitment described below, the defeasance of the Zero Coupon Notes will be completed. This will result in the release of the Trust's properties as security for the Zero Coupon Notes which we believe will provide significantly more flexibility for the Trust in its future operations or financings.

             FINANCING COMMITTED TO BY AMRESCO CAPITAL CORPORATION

     On Monday, October 17, 1994, the Trust announced that it had entered into a $14,500,000 financing commitment with AMRESCO Capital Corporation. We have included a copy of this press release describing this commitment for your information. The proceeds from this financing will be used to:

          . fully defease the outstanding Zero Coupon Notes (the "Notes")
          . refinance the first mortgage lien on one of the Trust's properties

     The commitment provides that the Trust can elect either a variable interest rate or a fixed interest rate on the financing. Based on current interest rates, we anticipate the variable rate to be approximately 8.0% or the fixed rate to be approximately 10.2%, as compared to the 12.7% currently accreting on the Notes. In addition to the interest rate savings, the defeasance of the Notes will result in much needed liquidity for the Trust by providing net funds of approximately $7,000,000 upon the release to the Trust of cash reserves currently securing the Notes. We anticipate the closing of this financing to occur on or about November 15, 1994.

     We are pleased to have arranged this financing commitment from AMRESCO Capital Corporation. We believe this transaction is critical to the Trust's future growth and to the future reinstatement of quarterly distributions to shareholders at the earliest possible opportunity.

                OPERATING PERFORMANCE UP AGAIN IN THIRD QUARTER

     We are also pleased to report that for the third quarter of 1994, Funds from Operations was $344,000, or $.04 per share as compared to $16,000, or $.00 per share for 1993. As noted in the charts below, the properties are now 93% occupied, up from 87% as of a year ago. Property Net Operating Income for the third quarter of 1994 amounted to $1.83 million, compared to $1.50 million as of the same period a year ago.

                                   Occupancy

              86%     87%     87%     89%     91%     92%     93%
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              1Q      2Q      3Q      4Q      1Q      2Q      3Q
              93      93      93      93      94      94      94


                             Net Operating Income
                                ($ in millions)

       1.374     1.544     1.504     1.570     1.710     1.790     1.830
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        1Q        2Q        3Q        4Q        1Q        2Q        3Q
        93        93        93        93        94        94        94

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     This improvement in property operating performance is a direct result of the efforts of the Trust's experienced real estate management team. We believe that the Trust is now positioned to further benefit from the strengthening real estate markets in which it operates.

                           KOETHER'S CHANGING AGENDA

     Despite these favorable developments, Paul Koether, through his controlled corporation, American Holdings, is seeking to take control of the Trust's management with nothing but vague promises of what he will do for you. In fact, Koether's stated agenda has changed several times over the past six months...

        FIRST HE SAYS LIQUIDATE...
                        Koether's letter to shareholders dated April 11, 1994

                THEN HE SAYS SELL THE TRUST TO THE HIGHEST BIDDER...
                                Koether's letter to the Trust Managers dated
                                April 11, 1994

                        NOW HE SAYS HE WANTS TO GROW THE TRUST...
                                        Koether's letter to shareholders dated
                                        October 11, 1994

                                BUT - WHAT IS HIS TRUE AGENDA?

         WHAT DOES KOETHER REALLY HAVE IN MIND FOR YOU AND THE TRUST?

                          DON'T BE MISLED BY KOETHER

     Don't be misled by Koether's claim that he and his nominees will "take no Trust Managers' fees until the Trust generates positive cash flow from operations." This is a hollow promise--the Trust already generates positive cash flow from operations! While Koether complains about the Trust's "red ink", he has failed to inform you of American Holdings' own "red ink". As reported in its latest 10-K, American Holdings had a net loss of $1,177,000 in 1993!

                                   CAUTION!

        Many of you may have received a mailing from American Holdings requesting that you execute a Blue Proxy Card. If you want to prevent Koether's attempt to seize control of the board of Trust Managers, do not return the Blue Proxy Card. Do not let Koether and his hand-picked nominees derail the substantial progress we are making. Support management and vote FOR your current Trust Managers on the WHITE PROXY CARD and return it in the enclosed envelope. Remember, only your latest dated proxy card counts!


On behalf of your Trust Managers,

/s/ Charles W. Wolcott

Charles W. Wolcott
President


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                                   IMPORTANT

     1. Be sure to vote only on the WHITE PROXY CARD. WE URGE YOU NOT TO SIGN ANY BLUE PROXY CARDS YOU RECEIVE FROM AMERICAN HOLDINGS OR ITS ASSOCIATES.

     2. If your shares are held in "street name," only your broker or banker can vote your shares and only upon receipt of your specific instructions. Please return the WHITE PROXY CARD in the envelope provided or contact the person responsible for your account and instruct that individual to vote a WHITE PROXY CARD on your behalf today.

     3. If you have executed American Holdings blue proxy card, you have every right to change your vote by signing, dating and returning the enclosed WHITE PROXY CARD. Any proxy may be revoked by a later-dated proxy. Only your latest-dated proxy will count at the Annual Meeting of Shareholders.

     4. If you have any questions or need assistance in voting your shares, please feel free to contact me, Charles Wolcott, at our toll-free number, 1-800-550-6053, or contact D.F. King & Co., Inc. at 1-800-669-5550.

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                                   APPENDIX


                          Graphic and Image Material


1.  Bar graphs on page 2 depict the following:

      a) Occupancy percentages for all four quarters of 1993 and the first three quarters of 1994.

      b) Net Operating Income in millions of dollars for all four quarters of 1993 and the first three quarters of 1994.